Exhibit 10.20

Marketing and Selling Agreement

THIS Marketing and Selling AGREEMENT (“Agreement”) is entered into as of the 20th day of April 2017, by Her Imports (“Her”), a Nevada Corporation, and Cabello Real FDE (“Cabello”), a United Arab Emirate Corporation (together referred to herein as the “Parties”).

RECITALS

WHEREAS, HER is in the business improving the sales performance of brands, products and services by way of its proprietary eCommerce platform; and

WHEREAS, Cabello owns a hair care product line brand called OSIworks; and

WHEREAS, Cabello desires to have HER market and sell OSIworks products; and

WHEREAS, the Parties have come to an exclusive agreement for Her to purchase, market and sell in the United States of America OSIworks’s products for which Cabello will receive a royalty on all sales;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereby agree to the following.

1.     General Provisions Overview.

1.1	This is considered an arm’s length transaction. The Parties are working as independent contractors.

1.2	Each party will be responsible for its own costs that it may incur in the normal course of business included but not limited to costs of employees, legal cost, general operating costs, taxes and any other obligation that it may incur.

1.3	Unless otherwise agreed to neither party may make any claims or representations concerning the other party unless agree to, in writing, in advance.

1.4	It is understood that, from time-to-time, the parties may wish to modify this Agreement in order to maximize the benefit of this Agreement to both parties.

1.5	It is also understood that the parties may enter into other businesses and business relationships apart from each other that do not compete with Cabello’s existing business.

1.6	Both Cabello and HER recognize that they can lose money, i.e., there can be a loss or gain of funds in separate months. Each of the parties hereby acknowledges that any such losses are their respective responsibility and not subject to recovery from the other party.

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2.     Responsibilities of Her.

2.1	Purchasing inventory. All products that are to be sold will be purchased by and will be the property of Her. Her will issue purchase orders to product suppliers and will be responsible for and will pay product suppliers for all goods to be sold including the product itself as well as packaging, wrapping, and shopping bags. It is understood that HER bears all risk of inventory.

2.2	Marketing. Her is responsible for all marketing including but not limited to:

2.2.1	Online marketing such as Website re-designs and re-haul, email marketing campaign design, email marketing campaign management, whitelisting and broadcasting, social media advertising, pay-per-click (also known as PPC), marketing campaigns buildup and management;

2.2.2	Branding including graphic design, development of tag lines, advertising copy and package designs;

2.2.3	Promotion including press releases, events, celebrity endorsements and trade shows; and

2.2.4	Traditional advertising.

2.3	Sales Process Management. Her is responsible the sales process including but not limited to:

2.3.1	Establish merchant accounts for processing sales;

2.3.2	Providing Point of Sale (POS) equipment, where applicable; and

2.3.3	Processing of sales; and

2.3.4	On-line sales and fulfillment.

3.	Responsibilities of Cabello. Cabello shall, with the involvement and approval of Her, develop and source OSIworks products to be purchased and sold by Her.

4.	Payments from Her to Cabello. In consideration for the above, Her will pay to Cabello in accordance with the following:

4.1	Royalty on Sales. Her will pay Cabello a monthly royalty of two percent (2%) of Gross Sales, net of returns. “Gross Sales” means amounts received on account of products sold or otherwise distributed by Her, after allowing deductions for the following items: (i) sales taxes, use taxes and other similar governmental charges, (ii) freight and transportation charges, (iii) custom duties, (iv) insurance charges, (v) rebates and retroactive price reductions, and (vi) commissions actually paid to distributors and sales representatives. In the event a product is sold or otherwise distributed for consideration other than solely cash, the cash value equivalent of such other consideration attributable to the sale or other distribution of the product shall be included in Gross Sales. Gross Sales shall be deemed received when actually collected. Such payments will be made within twenty (20) days from the end of each month.

4.2	Reports. Her shall deliver to Cabello, within ten (10) days after the end of each calendar month, a report setting forth in reasonable detail the Her calculation of the royalties’ payable to Cabello for such calendar period, supported by Her’s calculation of Gross Revenues on a category-by-category basis.

4.3	Late Payment. Any remuneration not paid on or before the date when due shall accrue interest thereon from such date until the date of payment in full at two (2) percentage points over the per annum interest rate published as the “Prime Rate” in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law. Payments hereunder shall be deemed paid as of the day on which they are released and “liquid” in the then current designated account.

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4.4	Records. Her agrees to maintain for two (2) years after the submission of each report under Section 4.2, books and records in sufficient detail to enable the remuneration payable hereunder to be verified.

4.6	Audit Rights. Upon reasonable prior notice to Her, Cabello and its financial advisors shall have access to the books and records of Her and its Affiliates to conduct a review or audit thereof in order to verify the payment of all required remuneration hereunder. Such access shall be available not more than once during any calendar year and shall only be available during normal business hours for the term of this Agreement and for a period of two (2) years after its termination. Cabello shall treat all financial information subject to review hereunder in accordance with the confidentiality provisions of this Agreement, and shall cause its certified public accountants to enter into a confidentiality agreement with Cabello obligating such accountants to retain all such financial information in confidence pursuant to such confidentiality agreement.

4.7	Method of Payment; Currency. All remuneration payable to Cabello under this Agreement shall be paid by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to Cabello at the account designated in writing by Her from time to time.

4.8	Insolvency. A condition of insolvency on the part of the Her that is not corrected within 45 days of a notice to cure will cause all rights herein granted to be rescinded by the Cabello with no recourse. Upon filing of bankruptcy on the part of the Her, all rights herein granted are immediately rescinded by the Cabello with no recourse.

5.	Representations and Warranties of Cabello. In order to induce the Her to enter into this Agreement and complete its transactions contemplated hereunder, Cabello represents and warrants to Her that:

5.1	Cabello has good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein, and which Cabello is bound.

5.2	The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of Cabello, enforceable in accordance with its terms.

6.	Representations and Warranties of the Her. In order to induce the Cabello to enter into this Agreement and complete its transactions contemplated hereunder, Her represents and warrants to Cabello that:

6.1	Her is a publicly traded company on the OTCQB under the stock symbol: HHER

6.2	Her has good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein, and this agreement will not violate any other agreement or instrument to which Her is a party or by which Her is bound.

6.3	The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of Her, enforceable in accordance with its terms.

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7.     Term, Termination and Survival.

7.1	Term. The term of this Agreement shall commence on the Effective Date and continue for two years or until such time as terminated pursuant to the provisions of this Article 7.

7.2	Termination by Cabello. Cabello shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Her (i) if HER fails to pay any amount finally determined by a court of competent jurisdiction to be due and owing to Her hereunder within such thirty (30) day period, or upon insolvency or bankruptcy as per Section 4.8, above, or (ii) in the event Her breaches or fails to perform any covenant, requirement, representation or warranty of this Agreement and does not cure the breach or failure within such thirty (30) day period.

7.3	Termination by Her. Her shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Cabello (i) if Her determines, in its reasonable judgment, based on sales results and after consultation with Cabello, that the Products are not commercially viable, or (ii) in the event Cabello breaches or fails to perform any covenant, requirement, representation or warranty of this Agreement and does not cure the breach or failure within such thirty (30) day period.

7.4	No Other Events of Termination. This Agreement shall remain in effect unless and until terminated by either Cabello or Her as permitted under this Article 10, under Article 12.2 in connection with a Force Majeure Event.

7.5	Survival. Termination of this Agreement shall not relieve Her of its obligation to pay any royalties or other amounts that become due and payable to Cabello prior to the effective date of such termination. Except as otherwise provided under this Article 10, upon termination of this Agreement, Her rights shall cease and all rights shall revert to Cabello. In addition, any articles, sections and any other provisions required to interpret this Agreement shall survive termination of this Agreement.

8.	Assignment and Successors. Her shall NOT be free to assign or transfer this Agreement, or any of its rights hereunder, except to any entity acquiring all or substantially all of the assets of Her to which this Agreement relates, whether by merger, acquisition or otherwise. Subject to the foregoing restrictions, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, heirs and permitted assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure or any other method, shall hold such interest subject to all the terms and provisions of this Agreement.

9.     Miscellaneous.

9.1	Entire Agreement. This Agreement, together with the Exhibits annexed hereto, sets forth and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by the duly authorized representatives of Cabello and Her.

9.2	Force Majeure. Neither of the Parties shall be liable for any default or delay in performance of such party’s obligations hereunder to the extent the same is attributable to any Force Majeure Event, provided that such party shall use commercially reasonable efforts to overcome the Force Majeure Event as soon as is reasonably possible and all obligations of the parties shall return to being in full force and effect upon the termination of such Force Majeure Event. Should any Force Majeure Event having a material adverse effect on Her’s ability to fully exploit the rights granted to Her hereunder last or be reasonably expected to last for a period of sixty (60) days or longer, Cabello shall have the right to terminate this Agreement, effective immediately, on written notice to Her. Any such termination by Cabello shall be without liability to Her on account thereof.

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9.3	Parties Independent. In making and performing this Agreement, the parties are acting at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between any of the parties. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of any other party.

9.4	No Waiver of Rights. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other parties with respect to such future performance shall continue in full force and effect.

9.5	Headings. The headings of the articles and sections used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

9.6	Notice. All notices provided for or permitted under this Agreement shall be in writing and (i) delivered personally, (ii) sent by commercial overnight courier with written verification of receipt, (iii) sent by certified or registered U.S. mail, postage prepaid and return receipt requested to the party to be notified, at the address for such party set forth below, or at such other address of which such party has provided notice in accordance with the provisions of this Section 11.7. Notices shall be deemed effective when received if sent pursuant to subsection (i) or (iii), one business day after sending if sent pursuant to subsection (ii), and when sent if sent pursuant to subsection (iv) on a business day, or one business day after sending if send pursuant to subsection (iv) other than on a business day. In any event Notice shall be deemed transmitted upon receipt of acknowledgement or proof of delivery. Each Party shall notify the other immediately upon any change of address.

If to CABELLO:

Cabello Real FDE

Mr. Mark Gunter Nierda, Trustee

Level 23 Boulevard Plaza Tower

Emaar Boulevard

Dubai, United Arab Emirate

I f to HER:

Her Imports

Barry Hall, CEO & CFO

8250 W. Charleston Blvd., Suite 110

Las Vegas, NV 89117

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9.7.	Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by Her and Cabello.

9.8.	Waiver of Compliance; Consents.

9.8.1	Any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.8.2	Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

9.9.	Attorneys’ Fees. In the event an arbitration, suit or action is brought by either Party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

9.10.	Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

9.11.	Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

9.12.	Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

9.13.	Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

9.14.	Confidentiality. The parties shall keep this Agreement and its terms confidential, but either party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, and information relating to personnel contracts, stock ownership, liabilities and litigation. However, it is understood that upon mutual agreement of the parties, certain information may be disclosed in the form of press releases or other disclosures to promote the business to generate sales.

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9.15.	Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees).

9.16.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.17.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same. Facsimile copies may act as originals.

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date written herewith.

[Signatures on following page]

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[Signature Page to Marketing and Selling Agreement]

HER Imports

By: /s/ Barry Hall

Name: Barry Hall, CEO & CFO

Cabello Real FDE

By: /s/ Jonathan Terry

Name: Jonathan Terry, Trustee

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